EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of GlobalOptions Group, Inc. on Forms S-8 (File No. 333-139368 and File No. 333-136458) of our report dated April 25, 2007, with respect to our audits of the financial statements of The Bode Technology Group, Inc. as of December 31, 2006 and 2005 and for the years then ended appearing in the Current Report on Form 8-K/A Amendment No. 1 of GlobalOptions Group, Inc. filed herein.   We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
May 10, 2007